Exhibit 10.6

SUPPLEMENTAL AGREEMENT TO THE SHARES PURCHASE AGREEMENT

THIS SUPPLEMENTAL AGREEMENT (hereinafter referred to as this “Agreement” or this “Supplemental Agreement”) is made and entered into by and among the following parties on September 13, 2025, in Luohu District, Shenzhen City:

Party A, the Investor: BigEagle Globle Limited (Company No. 2184120), a limited liability company duly incorporated and validly existing under the laws of the British Virgin Islands

Registered Address: Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands

Party B: Sensing4D AI Ltd (Company No. 424801), a limited liability company duly incorporated and validly existing under the laws of the Cayman Islands

Registered Address: Palm Grove Unit 4, 265 Smith Road, George Town, P.O. Box 52A Edgewater Way, #1653, Grand Cayman KY1-9006, Cayman Islands

Party C, the Actual Controller: Zhou Haoran

ID Number: [              ]

Residential Address: [                 ]

Party D: VisualCore Capital Ltd. (Company No. 2184101), a limited liability company duly incorporated and validly existing under the laws of the British Virgin Islands

Registered Address: Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands

WHEREAS:

1.	Party B is a limited liability company duly incorporated and validly existing under the laws of the Cayman Islands with an existing registered capital of USD 1,183.74;

2.	Party A entered into the SHARES PURCHASE AGREEMENT (hereinafter referred to as the “Capital Increase Agreement”) with Party B on September 12, 2025, pursuant to which Party A shall make a capital contribution of USD 1,000,000 to Party B;

3.	Party C is the controlling shareholder and actual controller of Party B and Party D.

NOW, THEREFORE, after full consultation and consensus among the aforesaid parties, the parties hereto enter into this Agreement as follows:

ARTICLE 1 INVESTMENT TERMS

1.1	Post-money Valuation of This Financing Round: RMB 150,000,000

1.2	Financing Amount

Party A’s investment amount in this round is USD 1,000,000.

1.3	Use of Proceeds

The proceeds from this financing round shall be used for Party B’s NASDAQ IPO-related expenses, business development and expansion.

ARTICLE 2 INVESTOR’S REDEMPTION RIGHT

2.1 If Party B fails to complete its initial public offering and listing on the NASDAQ Stock Market of the United States or any domestic or other stock exchange recognized by the Investor (excluding the New Third-Board Market or other over-the-counter trading markets) by June 30, 2027, or if any other redemption-triggering event specified under this Agreement occurs, the Investor (the “Redemption Right Holder”) shall have the right to deliver a redemption notice to the Company, requiring Party B (or the “Company”) to purchase all or part of the Company’s equity interests held by such Redemption Right Holder (the “Equity Interests Subject to Redemption”) at the redemption price set forth below. The Redemption Right Holder shall first request the Company to effect such redemption. If the Company fails to fully perform its redemption obligations within two (2) months after the Redemption Right Holder issues the redemption notice, with respect to the Equity Interests Subject to Redemption that the Company fails to redeem, the Redemption Right Holder shall have the right to deliver a written notice to the Actual Controller, requiring the Actual Controller to effect redemption up to the fair realizable value of the Company’s equity interests directly and/or indirectly held by the Actual Controller at such time. If the Actual Controller fails to complete its redemption obligations within three (3) months, the Redemption Right Holder shall be entitled to enforce all equity interests in the Company held by the Actual Controller, including all shares of the Company held by VisualCore Capital Ltd., which shall be applied to satisfy the redemption obligations after deducting enforcement-related expenses. Notwithstanding the foregoing, where the redemption event arises from the willful misconduct or fraudulent acts of the Actual Controller, the redemption obligations borne by the Actual Controller shall not be subject to the aforesaid monetary limit. The redemption price shall be calculated as follows:

The Investor’s actual investment amount plus interest calculated at an annual interest rate of 【8】%, with the calculation formula below:

P = M × (1 + 8% × T)

Where: P refers to the redemption price corresponding to all equity interests obtained by the Investor from this round of investment; M refers to the actual investment amount; T refers to the number of calendar days from the Transaction Completion Date to the date on which the Investor exercises its redemption right, divided by 365.

2.2 REPRESENTATIONS AND WARRANTIES

The Company, Controlling Shareholder and Actual Controller shall make the following representations and warranties to the Investor:

2.2.1 The Company warrants that it has fully, comprehensively and timely disclosed or provided necessary information and materials relevant to this Transaction to the Investor. All materials provided are true and valid, free from material omissions, misrepresentations or fabrications. The Actual Controller-Shareholder shall bear any undisclosed contingent tax liabilities, indebtedness or other obligations existing prior to the closing of the investment.

2.2.2 There exist no material obstacles to the Company’s initial public offering and listing on the NASDAQ Stock Market from business, legal, financial or other perspectives.

2.2.3 The Controlling Shareholder and Actual Controller agree and covenant that, without the prior written consent of the Investor, they shall not transfer or relinquish the Company’s controlling equity interests or de facto control over the Company by transferring their equity interests in the Company or by any other means.

ARTICLE 3 SPECIAL RIGHTS ENJOYED BY THE INVESTOR FOLLOWING ITS INVESTMENT

3.1 Pre-emptive Right

The Actual Controller covenants that if the Company conducts any form of equity financing, including increase of registered capital or convertible bonds (excluding Qualified IPO), the Investor shall have the pre-emptive right on equal terms.

3.2 Anti-dilution Right

The Company shall not increase its registered capital, transfer its equity interests, or conduct any other form of equity financing (including transfer/purchase of the Company’s equity interests by the Actual Controller) at a post-money valuation lower than that of this financing round (including other investors), or on terms more favorable than those accepted by the Investor. Should any of the foregoing events occur, the Investor shall be entitled to an equity adjustment based on the price of such subsequent investment or other equity financing (hereinafter the “New Lower Price”) and relevant terms, such that the effective price per unit of the Company’s equity interests held by the Investor after adjustment equals the New Lower Price.

At the sole discretion of the Anti-dilution Right Holder, the Company shall issue additional equity interests (the “Compensatory Equity Interests”) to the Anti-dilution Right Holder free of charge, at a nominal price of RMB 1, or at the minimum price permitted by applicable laws and regulations. (The pre-emptive right, right of first refusal and tag-along right set forth herein shall not apply to such capital increase.) After receiving the Compensatory Equity Interests, the price per RMB 1 unit of registered capital paid by the Anti-dilution Right Holder for all its equity interests in the Company shall equal the adjusted purchase unit price. Other shareholders of the Company shall render full cooperation and assistance, including but not limited to signing relevant shareholders’ meeting resolutions, procuring the directors appointed by them (if any) to sign relevant board resolutions (where applicable), and executing documents required for completing industry-and-commerce change registration procedures in connection with anti-dilution adjustments.

In any past, current or future financing rounds of the Company, if the Investor deems that other investors or shareholders (existing and future new shareholders) are granted terms more favorable than those of this investment, the Investor may elect to enjoy such more favorable terms or continue to be bound by the terms of this investment. If subsequent investors exercise their anti-dilution rights in accordance with relevant agreements, the Investor shall also be entitled to corresponding anti-dilution adjustments pursuant to such terms.

3.3 Restriction on Sale, Right of First Refusal and Tag-along Right

3.3.1 Subject to Article 4 of this Agreement, during the period when the Investor holds equity interests in the Company, if the Actual Controller intends to transfer its equity interests in the Company with the prior written consent of the Investor:

(1)	The Investor shall have the right of first refusal on equal terms; or

(2)	If the Actual Controller transfers its equity interests in the Company, without prejudice to the rights set forth in Sub-clause (1) of Clause 3.3.1 hereof, the Investor shall enjoy the tag-along right to sell its equity interests on the same terms and conditions as the Actual Controller. The Actual Controller shall procure the intended purchaser to consent to such tag-along sale. If the intended purchaser refuses to accept such tag-along sale, the Actual Controller shall not separately transfer the proposed-to-sell equity interests to such intended purchaser unless the Investor gives its prior written consent.

(3)	If the Actual Controller fails to perform the aforesaid obligations, the Investor shall have the right to require the Actual Controller to effect equity redemption in accordance with Article 2 of this Agreement.

3.4 Liquidation Preference

In the event of dissolution, liquidation, winding-up, closure or cessation of business of the Company, the Actual Controller shall procure the shareholders’ general meeting to pass a resolution for the Company’s liquidation. Where the Company enters into liquidation proceedings, the Investor shall have the priority right to receive distribution of assets in the following order: the Investor shall first recover its invested principal, and any remaining assets shall be distributed among all shareholders pro rata to their respective shareholdings.

3.5 Director Nomination Right

Upon the key step when Party B improves the corporate governance structure and establishes the board of directors subsequently, Party A shall have the right to nominate one candidate for director to participate in the operation and decision-making of Party B’s board of directors.

3.6 Investor Consent Right

3.6.1 Prior to the Company’s Qualified IPO, the following material matters may only be adopted with the consent of the Investor:

(1)	Change in the Company’s principal business or engagement in businesses outside its principal business; or increase or reduction of registered capital;

(2)	Provision of guarantee or surety to shareholders or any third party (excluding affiliated companies); or granting of any loan by the Company to any of its directors or senior management personnel; or any form of distribution of undistributed profits prior to the Company’s Qualified IPO;

(3)	Other material matters that may materially affect the Company’s operation, assets or financial status and may prejudice the interests of shareholders or the Company.

3.6.2 If the Actual Controller breaches the aforesaid provisions, the Investor shall have the right to require the Actual Controller to effect equity redemption in accordance with Article 2 of this Agreement.

3.7 Right to Information

Commencing from the effective date of signing of the Capital Increase and Share Expansion Agreement, the Investor shall be provided with and entitled to obtain financial and other information or materials. The Investor shall have the right to put forward suggestions to and hold discussions with the Company’s management.

Within four (4) months after the end of each fiscal year, the Company shall provide the Investor with the preceding-year financial statements audited by an audit institution qualified for capital market listing businesses.

Commencing from the effective date of signing of the Capital Increase and Share Expansion Agreement, the Company shall timely notify the Investor of material events or matters that may give rise to potential liabilities for the Company, including material legal proceedings, arbitrations and other potential debts of the Company. Material events include, but are not limited to:

(1)	Material changes in the Company’s business policies and business scope;

(2)	Conclusion by the Company of material contracts that may materially affect the Company’s assets, liabilities, equity and operating results;

(3)	Incurrence of material indebtedness by the Company and any default in discharging mature material indebtedness;

(4)	Material losses incurred by the Company or any material loss exceeding 10% of the Company’s net assets;

(5)	Material changes in the external conditions for the Company’s production and operation;

(6)	Material litigation or arbitration involving the Company, or any court-ordered revocation of resolutions of the shareholders’ general meeting or the board of directors;

(7)	Other material events deemed by the Company to require notification.

The Actual Controller shall procure the Company to cooperate so as to enable the Investor to fully exercise the aforesaid right to information.

The Actual Controller covenants and warrants that, within six (6) months after the end of any fiscal year, it shall submit to the Investor the audit report on the Company issued by an audit institution qualified for capital market listing businesses.

Article 4 Share Lock-up

As of the closing date of this round of investment, without the prior written consent of Party A, Party C shall not transfer, donate or pledge all or part of its equity interests held in Party B, or otherwise dispose of all or part of such equity interests or create any other third-party rights over such equity interests (including but not limited to any lien, mortgage, pledge or any other security interest), prior to the initial public offering and listing of Party B’s shares, or prior to Party C’s repurchase of all equity interests in Party B held by Party A in accordance with Article 2 of this Agreement.

Article 5 Confidentiality

Each party to this Agreement agrees to use all reasonable confidentiality measures to keep confidential any confidential materials and information obtained or accessed. Without the prior written consent of all parties to this Agreement, no party shall disclose, provide or transfer such confidential information to any third party.

Article 6 Dispute Resolution

The dispute-resolution mechanism for the parties hereto shall be consistent with that set forth in the master contract, the SHARES PURCHASE AGREEMENT.

Article 7 Effectiveness and Amendment

7.1 Effective Date

This Agreement shall take effect on the date when each party executes this Agreement.

7.2 Amendment

Any amendment to this Agreement shall only be valid upon the unanimous written execution by all parties hereto.

7.3 Matters Relating to IPO Filing

Articles 2 and 3 of this Supplementary Agreement shall be terminated prior to Party B’s submission of IPO application documents. If such termination is not effected, Articles 2 and 3 of this Supplementary Agreement shall automatically lapse upon the acceptance of Party B’s IPO application by the U.S. SEC (based on the formal acceptance of the listing application documents by the relevant regulatory authority).

Provided, however, that if for any reason (including but not limited to the Company’s voluntary withdrawal of listing application materials), such listing application of the Company fails to be approved or cannot be approved within a reasonable time limit, or fails to achieve successful listing and trading after approval, the validity of the stipulations under Articles 2 and 3 of this Supplementary Agreement shall be automatically reinstated upon the actual or deemed occurrence of such event (including but not limited to Party B’s withdrawal of IPO filing documents, rejection of Party B’s IPO application by the securities regulatory authority, or any other circumstances preventing Party B from completing its listing). Party B and Party C shall continue to abide by all stipulations under Articles 2 and 3 of this Supplementary Agreement.

7.4 Irrevocable Joint and Several Liability

The Company and the Actual Controller shall assume irrevocable, joint and several guarantee liabilities for their respective obligations under this Agreement. The Investor shall be entitled to enforce its rights under this Agreement against either of them.

Article 8 Miscellaneous

8.1 Party B and Party C warrant that this Agreement has been approved or consented to by shareholders holding more than two-thirds of the voting rights of Party B.

8.2 This Supplementary Agreement constitutes a supplement to the SHARES PURCHASE AGREEMENT. In the event of any inconsistency between this Supplementary Agreement and the Capital Increase and Share Expansion Agreement, this Supplementary Agreement shall prevail. Matters not covered herein shall be governed by the Capital Increase and Share Expansion Agreement.

If there exists any conflict between this Agreement and the articles of association of the Company, or if this Agreement contains provisions on matters not addressed in the articles of association, the terms of this Agreement shall govern as between the parties hereto.

8.3 This Agreement is executed in four (4) counterparts. Each party hereto shall hold one counterpart, and all counterparts shall have equal legal effect.

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(NO FURTHER TEXT HEREIN. THIS PAGE IS THE SIGNATURE PAGE OF THE SECOND SUPPLEMENTAL AGREEMENT TO THE SHARES PURCHASE AGREEMENT)

Party A: BigEagle Global Limited

Legal Representative / Authorized Signatory (Signature):	/s/ BigEagle Global Limited

Party B: Sensing4D AI Ltd

Legal Representative / Authorized Signatory (Signature):	/s/ Sensing4D AI Ltd

Party C: Zhou Haoran

Signature:	/s/ Zhou Haoran

Party D: VisualCore Capital Ltd

Legal Representative / Authorized Signatory (Signature):	/s/ VisualCore Capital Ltd